Exhibit 10.3

Denny W. Nestripke, CPA

P. O. Box 581072, Salt Lake City, Utah 84158

(801) 860-2302     /     dennywn@comcast.net

May 24, 2010

Steven L. White, Chief Executive Officer and Director

Millstream Ventures, Inc.

374 East 400 South, Suite 3

Springville, UT 84663

Dear Mr. White:

This letter is to confirm the arrangements entered into between my firm, Denny W. Nestripke, CPA (“CPA Firm”), me as an individual, and Millstream Ventures, Inc (“Company”) effective February 1, 2010. If these arrangements agree with your understanding, please sign and return this letter to me.

Prior to February 1, 2010, and pursuant to an engagement letter entered into on January 2, 2009, I performed certain services for the Company and charged a fee at a rate of $75 per hour. On February 1, 2010 I became a director of the Company and at that time the engagement letter entered into on January 2, 2009 terminated. On February 1, 2010 I also became the sole member of the Company’s audit committee and the audit committee financial expert.

In all of the above mentioned capacities in which I am currently serving the Company, the CPA Firm provides no services. Consequently, I hold these positions with the Company as an individual. Furthermore, the Company is making payment to me as an individual to serve in these capacities at a rate of $300 per month.

In my capacity as a director and sole member of the audit committee and its financial expert, I confirm my independence with respect to the Company. In my view, any business arrangements that I may have with any stockholders of the Company or anyone else does not affect my independence and does not persuade me to make decisions favorable or unfavorable to the Company and its shareholders. Nevertheless, I have and will disclose these or other relationships that may be perceived to impair my independence to you as director of the Company and to you as an officer of the Company (“Management”), and in doing so, the ultimate decision regarding my independence lie with you in these collective positions.

In my capacity as a director and sole member of the audit committee and its financial expert, I will continue to maintain a QuickBooks file that posts the transactions of the Company as determined by Management. To the extent necessary, I will consult with Management regarding the appropriateness of the classification of the posting entries. I will make disbursements from the Company’s checking account upon approval of such disbursements by Management or in accordance with directions given by the Company’s board of directors. I shall reconcile the Company’s checking account and provide such reconciliations to Management upon their request. At the end of each quarterly period (or at such earlier time as requested by Management), I shall provide to Management the QuickBooks file that I have maintained. At the end of each quarterly period, I shall prepare financial statements that have been generated through the QuickBooks software program. It shall be the responsibility of Management to review the accuracy of these financial statements and the footnote disclosures that accompany these financial statements. All of the foregoing functions that I will (or have been performing) shall be considered clerical in nature or bookkeeping functions.

In my capacity as the sole member of the audit committee and its financial expert, I shall consult with Management with respect to the engagement the Company’s Independent Registered Public Accounting Firm. I will also assist the Company in determining that the Company’s Financial Statements are consistent with the disclosures required by Generally Accepted Accounting Principles and rules applicable to reports filed with the United States Securities and Exchange Commission.

/s/ Denny W. Nestripke	/s/ Steve White
Denny W. Nestripke	Steve White
Individually and CPA Firm	Chief Executive Officer and Director